Investment Adviser Code of Ethics
As of July 15, 2025

Contents

I.	INTRODUCTION..............................................................................................................	3
II.	DEFINITIONS..................................................................................................................	4
III.	STANDARDS OF CONDUCT...........................................................................................	6
IV.	PROHIBITIONS AGAINST INSIDER TRADING..............................................................	7
V.	PERSONAL INVESTMENTS, PRE-APPROVAL, AND REPORTING REQUIREMENTS	8
VII.	OUTSIDE BUSINESS ACTIVITIES..................................................................................	11
VII.	POLITICAL CONTRIBUTIONS........................................................................................	12
VIII.	GIFTS AND ENTERTAINMENT.......................................................................................	13
IX.	PROTECTING CONFIDENTIAL INFORMATION............................................................	14
X.	CERTIFICATION..............................................................................................................	15
XI.	REPORTING VIOLATIONS AND SANCTIONS...............................................................	16
XII.	RECORDS.......................................................................................................................	17

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I.    INTRODUCTION

This Investment Adviser Code of Ethics (the “Code”) has been adopted by Davidson Investment Advisors, Inc. (“DIA” or the “Firm”) and is designed to ensure that the high ethical standards long maintained by DIA continue to be applied pursuant to Securities and Exchange Commission (“SEC” or “Commission”) Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Section 17(j) of the Investment Company Act of 1940. This Code establishes, among other things, the standards of conduct and requirements for personal securities trading activities for all DIA “advisory representatives” as defined below. In addition, the Code precludes activities which may lead to or give the appearance of insider trading and other forms of prohibited or unethical business conduct.

The Code is based upon the principle that DIA and its employees have a fiduciary duty to clients to conduct their affairs in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The provisions of the Code are not all-inclusive. Rather, they are intended to protect the integrity of DIA and provide guidance to DIA’s advisory representatives on the Firm’s standards of conduct. Further details in regard to DIA’s policies discussed below are provided in the Investment Advisory Policies and Procedures Manual (the “IA Manual”). The Code also does not replace the Firm’s other policies and procedures, applicable to all of its employees, included in the IA Manual, D.A. Davidson Companies’ Business Principles, and other program requirements and guidelines.

Strict compliance with the provisions of the Code is considered a basic condition of employment with DIA. Employees should also understand that a material breach of the provisions of the Code and other Firm policies and procedures may constitute grounds for disciplinary action, up to and including termination of employment. In the event that an employee is uncertain as to the applicability of the Code, they are advised to consult DIA’s Chief Compliance Officer (“CCO”) or their designee (collectively, the “Compliance Team”) with any questions about the Code or its application to their individual circumstances. The CCO, in conjunction with the employee’s supervisor, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of the clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be consistent with the Advisers Act and resolved in favor of the client, even at the expense of the interests of DIA or its employees. The ComplySci system is used for various compliance and supervision purposes, including pre-clearance requests, employee certifications, and restricted security lists.
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II.    DEFINITIONS

For the purposes of this Code, the following definitions will apply:

    “Account” means any employee-related account, including accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial ownership (see “beneficial ownership” definition below).

    “Advisory representative” shall include any: (a) officer or affiliated director of DIA; (b) employee of DIA; (c) other persons designated by the CCO; and (d) other persons who provide investment advice on behalf of DIA and is subject to the supervision and control of DIA.

    “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

    “Beneficial ownership” means having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangement, understanding, relationship or otherwise. The term “pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934. The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is very broad and encompasses many situations that might not ordinarily be thought to confer a “pecuniary interest” in, or “ownership” of, securities, including the following:

•    Family Holdings. As a general rule, you are regarded as the beneficial owner of securities not only in your name but held in the name of members of your immediate family, including: your spouse or domestic partner; your child or other relative who shares your home or, although not living in your home, is economically dependent up on you; or any other person if you obtain from such securities benefits substantially similar to those of ownership. In the event that you do not have investment, discretion, influence, or control over the accounts of your child or other relative who shares your home, you may submit a certification form to exclude these accounts from trade preclearance requirements to the Compliance Team via ComplySci.

•    Partnership and Corporate Holdings. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, so long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your “alter ego” or “personal holding company,” the corporation’s holdings of securities will be attributable to you.

•    Investment Clubs. You are deemed to beneficially own securities held by an investment club of which you or a member of your immediate family (as defined above) is a member. Membership in investment clubs must be pre-approved by the Compliance Team.

•    Trusts. You are deemed to beneficially own securities held in trust if any of the following is true: you are a trustee and either you or members of your immediate family (as defined above) have a monetary interest in the trust, whether as to principal or income; you have a vested beneficial interest in the trust, or you are settlor of the trust and you have the power to revoke the trust without obtaining the consent of all the beneficiaries. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

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•    Financial Power of Attorney. You are deemed to beneficially own securities held in any account over which you have financial power of attorney.

    “Control affiliate” means any entity controlling, controlled by or under common control with DIA.

    “Federal securities laws” means the Securities Act of 1933, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

    “Fund” means an investment company registered under the Investment Company Act.

    “Initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

    “Private securities transaction” means the purchase or sale of a non-public investment which cannot be held in a brokerage account. Examples may include: crowd funding, angel or venture capital investing, unregistered securities, new offering of private placements, promissory notes (if longer than 9 months), private limited partnerships, trust deeds, privately held non-registered companies, hedge funds, and certain multi-level marketing ventures.

    “Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, other than those for which DIA or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end registered funds, none of which are funds where DIA or a control affiliate acts as the investment adviser or principal underwriter.

    “Security” as defined in Section 202(a)(18) of the Advisers Act means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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III.    STANDARDS OF CONDUCT

DIA places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in DIA and its employees by clients is something the Firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code requires all advisory representatives to comply with federal securities laws, including but not limited to the various provisions of the Advisers Act and the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the SEC.

Anti-Fraud Provisions

Section 206 of the Advisers Act makes it unlawful for DIA or its agents or employees to (1) employ any device, scheme or artifice to defraud the Davidson Multi-Cap Equity Fund, any client, or prospective client; (2) to make any untrue statement of a material fact or omit to sate a material fact necessary in order to make the statements made to the Davidson Multi-Cap Equity Fund, any client, or prospective client not misleading; or (3) to engage in fraudulent, deceptive or manipulative practices. Section 206 also contains other specific prohibitions designed to prevent fraud, including prohibited client transactions related to principal and agency-cross trading, as well as advertising-related prohibitions, including among other things the use of materials that contain any untrue statement of material fact or are otherwise false or misleading. Specific details are included under Section 206 and addressed in the Firm’s IA Manual.

Fiduciary Duties

The SEC has long maintained that advisers are fiduciaries, which includes the duties of care, loyalty and good faith owed to clients.1 This responsibility to clients is based on ethical principles of openness, integrity, honesty and trust. Compliance with Section 206 and an adviser’s fiduciary duties involves more than acting with honesty and good faith alone. It means that DIA has an affirmative duty to act solely in the best interest of its clients. More specifically the duty of care requires advisers to act in a client’s best interest, have a reasonable basis for making suitable investment recommendations, and seek to obtain best execution for security transactions. Under the duty of loyalty advisers must place the client’s interests ahead of their own, avoid or eliminate any conflicts, make full and fair disclosure of material information to clients, including any conflicts that could not be eliminated, and employ reasonable care to avoid misleading any client. DIA has controls in place to address each of its fiduciary duties, including but not limited to policies and procedures described in the Firm’s Code.

1 See for example U.S. Securities Exchange Commission release IA-5248- Commission Interpretation Regarding Standard of Conduct for Investment Advisers, June 5, 2019.
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IV.    PROHIBITION AGAINST INSIDER TRADING

As a general matter of policy, advisory representatives of DIA and their immediate family members are prohibited from trading securities while in possession or on the basis of material, nonpublic information (“insider trading”) or communicating such information to others. Material, nonpublic information includes any information a reasonable investor would consider important in a decision to buy, hold, or sell securities that has not been made publicly available.

Under Section10b of the Securities and Exchange Act of 1934 and Rule 10b-5 thereunder, insider trading, including but not limited to trades based upon misappropriated information, is against federal securities laws and may expose advisory representatives and DIA to criminal prosecution and penalties.2 The Insider Trading and Securities Fraud Enforcement Act of 1988 authorizes the SEC and Justice Department to criminally prosecute insider trading, which may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Sarbanes-Oxley Act of 2002 increased this fine up to $5,000,000 and/or 20 years’ imprisonment. The SEC can also recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, advisory representatives and DIA may face civil action by investors or other parties seeking to recover damages for insider trading violations and breach of fiduciary duty.

The scope and enforceability of insider trading laws is rather broad and one of the most common areas of SEC investigation. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can help to avoid disciplinary action or legal actions. Therefore, advisory representatives should contact their designated supervisor with any questions and must notify the Compliance Team immediately if there is any reason or suspicion to believe that a violation of this Code has occurred or is about to occur.

2 Section 204A - Prevention of Misuse of Nonpublic Information - of the Advisers Act also requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.
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V.    PERSONAL INVESTMENTS, PRE-APPROVAL, AND REPORTING REQUIREMENTS

Pursuant to SEC Rule 204A-1, DIA has adopted the principles listed below governing personal investment activities by advisory representatives. In addition, this section outlines the policies and procedures for personal account approval, reporting and trading. These policies and procedures are mandatory for all advisory representatives, and the information provided will be kept confidential. Further details on the policies and procedures are included in the IA Manual. Please see the Compliance Team for additional information.

Personal Trading Principles

When placing trades in an account for which an employee has beneficial ownership, all advisory representatives are expected to comply with the following principles:

1.    The interests of client accounts will at all times be placed first.
2.    All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.
3.    Advisory representatives must not take inappropriate advantage of their positions and access to confidential information.

Account Approval

As a general matter of policy, all brokerage accounts in which an employee has beneficial ownership, as defined herein, must be held through D.A. Davidson & Co. as the account custodian. Any non-D.A. Davidson securities accounts must be disclosed as part of the new hire process and transferred to the Firm within 60 days of an employee’s start date.

Exceptions to this policy may be granted on a limited basis, based in consideration of among other things, the type of account and holdings, as well as the feasibility for the Firm to monitor the account. Prior approval by both the CCO and the President of DIA will be required to open any outside account(s); such approval will be documented within ComplySci.

Holding Reports

Every advisory representative must attest, upon hire or becoming an employee, and semi-annually thereafter that all accounts for which employees have beneficial ownership have been properly disclosed through ComplySci. In addition, upon becoming an advisory representative, and annually by January 30 thereafter, all advisory representatives must submit a holdings report for reportable securities in accounts for which employees have beneficial ownership or confirm the Firm is receiving periodic trade confirmations or statements in lieu of the initial and annual holdings report. The information submitted must be current as of a date no more than 45 calendar days before the report is submitted, and include the following information:

    The security name, ticker symbol or CUSIP number, type of security (e.g., equity, bond, ETF), number of shares and principal amount (if applicable) of each reportable security;

    The account registration, number, and name of the broker, dealer, or bank where the securities are held; and

    The date the report is submitted by the advisory representative.

Transaction Reports

Every advisory representative must attest, upon hire or becoming an employee, and semi-annually thereafter that all accounts for which employees have beneficial ownership have been properly disclosed. In addition, all advisory representatives must submit a transaction report for reportable securities in all accounts for which employees have beneficial ownership no later than 30 days after the end of each calendar quarter, or confirm the
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Firm is receiving periodic trade confirmations or statements in lieu of a quarterly transaction report. The report or statement must cover, at a minimum, all transactions during the quarter and contain:
    The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;
    The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
    The price of the reportable security at which the transaction was effected;
    The name of the broker, dealer or bank with or through whom the transaction was effected; and
    The date the report is submitted by the advisory representative.

Exempt Transactions:

Transactions that meet any of the below criteria are exempt from the quarterly reporting requirements:

    Transactions effected for covered securities held in any account over which the person has no direct or indirect influence or control;
    Transactions effected in an account for which investment discretion has been delegated to a third party manager;
    Transactions effected pursuant to an automatic investment plan; or
    Transactions that would duplicate information already provided in securities transaction data feeds, statements, or confirmations - or that appear in brokerage account statements received by DIA or D.A. Davidson, including accounts held at or outside of D.A. Davidson - are excluded, as long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Fund Purchase Exclusion:

For purposes of this Code, under no circumstances shall any fund for which DIA provides administrative, distribution or investment advisory services have its own portfolio transactions, accounts or holdings be subject to the account transaction or holdings reporting, pre-clearance or other requirements of this Code. This exclusion is necessary to address the situation where a fund’s own portfolio transactions, accounts and holdings technically could be subject to the account, transaction or holdings reporting, pre-clearance and other requirements in this Code of Ethics. This result would serve no protective purpose for a fund and its shareholders but could prevent a fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

Pre-Clearance Requirements – Reportable Securities
No advisory representative may trade any reportable securities in his or her accounts for which the advisory representative has discretionary authority and can direct trade execution without the prior approval by the Chief Investment Officer (“CIO”), President, or the Compliance Team. The CIO must receive prior approval by the President or the Compliance Team. The President will require prior approval from the CIO or the Compliance Team. The CCO must receive prior approval from the President or CIO (or designee).

Advisory representatives are prohibited from buying or selling securities of an issuer (including an option on the underlying security) subject to a D.A. Davidson internal research recommendation in an all accounts for which employees have beneficial ownership for 24 hours from the time of announcement or publication. Failure to comply will result in cancellation of the transaction, and any resulting loss will be charged to the employee.

Advisory representatives are also prohibited from buying or selling securities in which DIA is trading in client accounts, due to a Portfolio Manager-driven update of an equity strategy’s holdings. Prior to the execution of such trades in client accounts, an Investment Team Member must notify all DIA employees to suspend personal transactions within the respective issues. This notification is provided via email, indicating the issue has been added to DIA’s Personal Trade Restricted List (PTRL). DIA employees may not execute any personal transactions in the identified issues until the trade rotation has been completed, at which point the issue has
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been removed from the PTRL. Any orders entered or executed by an employee prior to the completion of the block trade will be subject to trade cancellation, at the employee’s expense.

Pre-clearance requests and related approvals are facilitated via the ComplySci system.

Pre-Clearance Requirements – IPO’s/Private Securities Transactions

No advisory representative may acquire beneficial ownership in the securities listed below without the prior written approval of the Compliance Team. The request must be submitted through ComplySci and disclosure forms and include full details of the proposed transaction in order for the Compliance Team to evaluate the transaction. If approved, the advisory representative’s personal investment will be subject to periodic monitoring for possible future conflicts.

    Initial Public Offerings (IPOs), including closed-end fund IPOs available through D.A. Davidson. Advisory representatives are prohibited from purchasing IPO’s in an account for which they have beneficial ownership.
    Private securities transactions. Requests must include written certification that the investment opportunity did not arise by virtue of the advisory representative’s activities on behalf of a client, that the securities will not be offered to clients or prospective clients, and the advisory representative will not receive any direct or indirect compensation related to the offering.

Review of Personal Holdings and Securities Transactions

All advisory representatives’ personal holdings and transactions are subject to review for compliance with internal policy and applicable regulatory requirements, including but not limited to compliance with disclosure and reporting obligations, trading ahead and insider trading policies. Advisory representatives are required to cooperate with inquiries and any review procedures employed by DIA or the broader D.A. Davidson Companies.

A personal trading committee has been established comprising the CCO or designee(s), D.A. Davidson & Co.’s Chief Compliance Officer, and the President of DIA. The committee meets on an as-needed basis to discuss DIA personal trading issues. A summary of those meetings is documented.
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VI.     OUTSIDE BUSINESS ACTIVITIES

Any advisory representative wishing to engage in business activities outside of DIA’s business must seek preapproval from his or her designated supervisor by submitting the request through ComplySci prior to engaging in the activity. If the advisory representative’s immediate supervisor approves the activity, then the request is then forwarded to the Compliance Department of D.A. Davidson for further review to assess potential conflicts of interest and any possible Form ADV Supplemental Brochure (ADV 2B) and form U4 reporting requirements, which must be updated promptly (within 30 days) of commencing or ending the activity, as applicable. ADV 2B disclosures include investment related activities or activities that make up a significant portion of the advisory representative’s time or income (10% or more).

Outside business activities (“OBA”) may include a wide range of activities including, but not limited to:

    Investment-related activities including, but not limited to, activities that pertain to securities, commodities, banking, insurance, or real estate;
    Employment with an outside entity;
    Acting as an independent contractor to an outside party;
    Serving as a treasurer, or otherwise having control of entity assets;
    Acting as a trustee, Attorney-in-Fact, or in another fiduciary role;
    Serving as an officer, director, board member, or partner;
    Acting as a finder or referring someone and receiving a referral fee (the Firm’s internal referral program does not constitute an OBA); or
    Receiving compensation or having the reasonable expectation of compensation from any other person as a result of a business activity outside the scope of employment or other relationship with DIA.

Note: No advisory representative may serve on the board of directors of any publicly traded company without prior authorization from the Compliance Team. Any such approval must be based on a determination that such board service would be consistent with the interest of DIA's clients.

Where board service for a publicly traded company is approved, DIA shall implement an information barrier or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.
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VII.     POLITICAL CONTRIBUTIONS

All DIA employees are prohibited from making political contributions to individual political candidates, Political Action Committees (PACs), bond ballot campaigns, or state and local political parties without obtaining prior approval from his/her supervisor and/or the Compliance Team. It is imperative that all DIA employees seek prior approval for their intended contribution(s) as violations of the Firm’s Political Contributions policy may trigger a two-year time-out period where the Firm would be prohibited from engaging a government entity in investment advisory or municipal advisory service. Further information is included in Chapter 19 of the IA Manual.

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VIII.     GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.

Gifts of anything of value and gratuities to any individual or organization relating to the Firm’s business are limited to $100 per fiscal year per person or organization. This limitation does not include usual business entertainment such as dinners or sporting events where the employee hosts the event and is in attendance. Gifts of tickets to sporting events or similar gifts (where the employee does not accompany the recipient) are subject to the limitations on gifts and gratuities. Such gifts and business entertainment may not be so frequent or so expensive as to raise a suggestion of unethical conduct.

When accepting gifts from customers or other business-related persons, employees are required to submit information regarding the gift via ComplySci for tracking purposes. This policy does not preclude employees from participating in customary business lunches or entertainment events, or from accepting usual business promotional items (caps, T-shirts, pens, etc.) or gifts of nominal (less than $40) value.

Please refer to Chapter 15 of the IA Manual for further information.

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IX.    PROTECTING CONFIDENTIAL INFORMATION

All confidential client information, whether relating to DIA’s current or former clients and proprietary DIA information, is subject to the Code's policies and procedures, and must not be misused for personal gain or in any manner that would violate the Code. Confidential information may include, among other things, personal identifying information for clients and employees, portfolio holdings, impending and executed trades, data or analyses derived from such non-public personal information, strategic plans, or other non-public information. Proprietary information includes, but is not limited to, internal policies and procedures, financial information, customer lists, strategic plans, or other non-public information about our Firm.

Advisory representatives are prohibited, either during or after the termination of their employment with DIA, from disclosing confidential client information to any person or entity outside the Firm. Confidential client information may only be disclosed to other supervised persons who are authorized to have access to such information to deliver DIA’s services to the client. Advisory representatives are also prohibited from making unauthorized copies of any documents or files containing confidential information, removing any confidential information from DIA’s premises except for the sole purpose of conducting business on behalf of DIA with the approval of their designated supervisor, and upon termination of their employment with DIA, must return all such documents to DIA. In addition, advisory representatives may not bring confidential information obtained through prior employers to DIA without the express written permission of their prior employer. Further information on DIA privacy policies and process is located in the IA Manual.

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X.    CERTIFICATION

DIA has implemented a certification process, outlined below, to help ensure all advisory representatives are provided with a copy of and are in compliance with the Code. This includes the Code being published on the Firm’s Intranet at bisonexchange.com under the Our Organization/Davidson Investment Advisors tab, as well as available upon request. As previously noted, all advisory representatives are responsible for strict adherence to the Code as well as all other policies and procedures for DIA and D.A. Davidson Companies.

Certification Process
In general, the certification process includes a review and certification of compliance with the Code and other specific Firm policies and procedures. More specifically, for each of the certifications below, all advisory representatives must certify that they have (i) received a copy of the Code; (ii) read all provisions of the Code and any amendments; and (iii) complied with all requirements of the Code or agree to abide by the Code for initial certifications and amendments.

    Initial Certification. All new DIA advisory representatives will be provided with a copy of the Code and must complete the certification form within 10 days of employment.

    Acknowledgement of Amendments. Advisory representatives will receive any amendments to the Code and complete the certification described above as needed.

    Annual Certification. Advisory representatives must also complete an annual certification for the receipt, understanding and compliance with all requirements of the Code.

At least annually, the President, CCO, or a designee must furnish a written report to the board of directors of any registered investment company for which DIA provides investment advice. The report shall describe any issues arising under the Code or procedures that DIA has in place that are designed to prevent the misuse of material, non-public information. The report shall cover the period since the previous report to the board, and should include, but not be limited to, information about material violations of the Code or the procedures and sanctions imposed in response to such material violations. The report, additionally, shall certify that DIA has adopted procedures reasonably necessary to prevent advisory representatives from violating the Code.

Further Information

Advisory representatives should contact the Compliance Team regarding any inquiries pertaining to the Code or the policies established herein.

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XI.    REPORTING VIOLATIONS AND SANCTIONS

All advisory representatives shall promptly report to the Compliance Team all apparent violations of the Code.

The Compliance Team shall promptly report to senior management and the Chief Compliance Officer of D.A. Davidson Companies all apparent material violations of the Code. When the Compliance Team finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

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XII.    RECORDS

DIA shall maintain and cause to be maintained in a readily accessible place the following records:

    A copy of any Code adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
    A record of any violation of DIA’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
    A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an advisory representative which will be retained for five years after the individual ceases to be an advisory representative of DIA;
    A record of any request to maintain an account for which employees have beneficial ownership away from D.A. Davidson, and the basis for the decision to approve or not approve the request;
    A copy of each report made pursuant to Advisers Act Rule 204A-1 (personal holdings and transaction reports), including any brokerage confirmations and account statements made in lieu of these reports;
    A list of all people who are, or within the preceding five years have been, advisory representatives;
    A record of any requests to engage in outside business activities and the basis for the decision to approve or not approve the request; and
    A record of any decision and reasons supporting such decision to approve an advisory representative’s acquisition of securities limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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